Exhibit 99.1

Granite Reports Third Quarter 2021 Results

•	Q3 revenue of $1.1 billion, essentially flat compared to the same period last year
•	Q3 diluted net income per share of $0.73, Q3 adjusted diluted net income per share of $0.93 (1)
•	Cash and marketable securities of $475 million, debt of $340 million
•	Committed and Awarded Projects ("CAP") up $135.4 million compared to the same period last year
•	Continued progress burning through the Old Risk Portfolio ("ORP") (2) reducing ORP CAP by $100 million during the quarter

WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the third quarter ended September 30, 2021.

Third Quarter 2021 Results

Net income increased to $35.0 million, or $0.73 per diluted share, compared to a net loss of ($91.2) million, or ($2.00) per diluted share, for the same period last year. Adjusted net income(1), which excludes other costs(3), non-cash impairments of goodwill, transaction costs (4), a gain on sale of property and amortization of debt discount related to our 2.75% convertible notes, totaled $43.2 million, or $0.93 per diluted share, compared to adjusted net income (1) of $53.8 million, or $1.16 per diluted share, for the same period last year.

•	Revenue of $1.1 billion, essentially flat compared to the same period last year.
•	Gross profit decreased to $119.9 million compared to $126.0 million for the same period last year, while gross profit margins remained relatively flat for the same period.
•	Selling, general, and administrative (“SG&A”) expenses were $77.6 million or 7.3% of revenue, compared to $72.9 million or 6.8% of revenue for the same period last year, primarily driven by an increase in incentive compensation expense.
•	Diluted net income per share increased to $0.73 compared to a net loss per diluted share of ($2.00) for the same period last year.
•	Adjusted diluted net income per share decreased to $0.93 compared to $1.16 for the same period last year.
•	Adjusted EBITDA(1) declined to $80.7 million, compared to $95.1 million for the same period last year.
•	Committed and Awarded Projects (“CAP”) (5) totaled $4.3 billion, up $135.4 million compared to the same period last year, and down $117.4 million since the second quarter of 2021.
•	Cash and marketable securities increased $80.9 million to $474.6 million compared to $393.7 million for the same period last year, while debt decreased $74.0 million to $339.9 million compared to $413.9 million for the same period last year.

"This quarter, we made progress by working through the challenging ORP projects in the Heavy Civil Operating Group and by growing high-quality CAP in our vertically-integrated California and Northwest Operating Groups," explained Kyle Larkin, Granite President and CEO. "There is more work to do with the ORP, and we remain focused on project execution across our business. Opportunities in our markets are robust, cash and liquidity remain a strength, and I am confident we are positioning the company to continue on its path for improved financial performance.”

(1) Adjusted net income (loss), adjusted diluted income (loss) per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(2) The Heavy Civil Operating Group Old Risk Portfolio includes projects with risk criteria that do not align with Granite's new project selection criteria for the Heavy Civil Operating Group.

(3) Other costs include the settlement charge, legal and accounting investigation fees, integration expenses related to the acquisition of the Layne Christensen Company (“Layne”), and restructuring charges related to our Heavy Civil Operating Group.

(4) Transaction costs includes acquired intangible amortization expenses and acquisition-related depreciation related to the acquisition of Layne and LiquiForce.

(5) CAP is comprised of unearned revenue and other awards, as well as awarded construction management/general contractor, construction manager at-risk, and progressive design build projects for which contract execution and funding is probable.

Third Quarter 2021 Segment Results (Unaudited - dollars in thousands)

Transportation Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change		2021	2020	Change
Revenue	$568,186	$623,999	$(55,813)	(8.9)%	$1,444,450	$1,510,001	$(65,551)	(4.3)%
Gross profit	58,503	54,322	4,181	7.7%	153,886	110,888	42,998	38.8%
Gross profit as a percent of revenue	10.3%	8.7%			10.7%	7.3%

	September 30, 2021	June 30, 2021	Change - Quarter over Quarter		September 30, 2020	Change - Year over Year
Committed and Awarded Projects	$2,914,206	$2,894,115	$20,091	0.7%	$3,222,829	$(308,623)	(9.6)%

Transportation revenue in the third quarter decreased compared to the same period last year because of our efforts to narrow the footprint of the Heavy Civil Operating Group and because of decreased revenue in the California Operating Group.  The decreased revenue in the California Operating Group was primarily due to an extended competitive bidding environment early in 2021 contrasted with an exceptional third quarter of 2020 which was bolstered by owner worksite accommodations.  Third quarter gross profit increased compared to the same period last year primarily due to a decrease in project losses related to the Heavy Civil Group ORP.

In the third quarter, the ORP revenue totaled $99.5 million with a gross loss of ($10.4) million, or a loss of ($4.9) million, net of non-controlling interest ("NCI"), compared to ORP revenue of $102.7 million and gross loss of ($31.5) million, or loss of ($22.6) million, net of NCI for the same period last year.  For the nine months ended September 30, 2021, ORP revenue totaled $319.3 million with a gross loss of ($8.6) million, or loss of ($0.4) million, net of NCI compared to ORP revenue of $339.8 million with a gross loss of ($79.9) million, or loss of ($61.5) million, net of NCI for the same period last year.

The decrease in Transportation CAP of $0.3 billion compared to the same period last year primarily reflects a decrease in our Heavy Civil Operating Group CAP of $0.5 billion.  This was partially offset by an increase of $0.2 billion in CAP in our vertically-integrated businesses and the Midwest Operating Group.

Water Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change		2021	2020	Change
Revenue	$121,968	$106,599	$15,369	14.4%	$335,153	$317,980	$17,173	5.4%
Gross profit	9,876	12,557	(2,681)	(21.4)%	29,005	34,483	(5,478)	(15.9)%
Gross profit as a percent of revenue	8.1%	11.8%			8.7%	10.8%

	September 30, 2021	June 30, 2021	Change - Quarter over Quarter		September 30, 2020	Change - Year over Year
Committed and Awarded Projects	$524,106	$531,858	$(7,752)	(1.5)%	$346,253	$177,853	51.4%

Water revenue in the third quarter increased compared to the same period last year as there was continued strong demand for water supply and maintenance services within the Water & Mineral Services Group. Third quarter gross profit decreased slightly due to work on two previously disclosed challenging projects in the Heavy Civil and California Operating Groups.

Segment CAP increased $177.9 million compared to the same period last year to $524.1 million, primarily reflecting the addition of the $160 million Leon Hurse Dam project within Heavy Civil Operating Group CAP.

Specialty Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change		2021	2020	Change
Revenue	$234,300	$205,134	$29,166	14.2%	$590,245	$513,087	$77,158	15.0%
Gross profit	30,858	33,292	(2,434)	(7.3)%	72,552	47,853	24,699	51.6%
Gross profit as a percent of revenue	13.2%	16.2%			12.3%	9.3%

	September 30, 2021	June 30, 2021	Change - Quarter over Quarter		September 30, 2020	Change - Year over Year
Committed and Awarded Projects	$889,580	$1,019,318	$(129,738)	(12.7)%	$623,452	$266,128	42.7%

Specialty revenue in the third quarter increased compared to the same period last year, led by work on a federal site development project in the Heavy Civil Operating Group and continued strength in mineral exploration within the mining industry in the Water and Mineral Services Operating Group. Third quarter gross profit decreased compared to the same period last year primarily due to the continued performance of disputed work on a previously disclosed tunnel project and project mix.

Segment CAP increased $266.1 million compared to the same period last year to $0.9 billion primarily due to a tunnel project in the Midwest Operating Group and mining related civil construction work in the Northwest Operating Group.

Materials Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change		2021	2020	Change
Revenue	$137,675	$129,457	$8,218	6.3%	$326,366	$275,819	$50,547	18.3%
Gross profit	20,698	25,826	(5,128)	(19.9)%	44,756	44,915	(159)	(0.4)%
Gross profit as a percent of revenue	15.0%	19.9%			13.7%	16.3%

Materials revenue in the third quarter increased compared to the same period last year led by continued strong demand and volumes in the vertically-integrated California and Northwest Operating Groups. Third quarter gross profit decreased compared to the same period last year as oil related costs returned to 2019 levels and the current year pricing did not benefit from low fuel and liquid asphalt costs experienced during the third quarter of 2020.

Outlook

For the 2021 fiscal year, the Company reaffirms revenue guidance of low- to mid-single digit revenue growth for the 2021 fiscal year and amends adjusted EBITDA margin guidance from a range of 5.5% to 7.5 % to a range of 6.0% to 7.0%.

Conference Call

Granite will conduct a conference call today, October 28, 2021, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2021. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-866-807-9684; international callers may dial 1-412-317-5415. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through November 4, 2021, by calling 1-877-344-7529, replay access code 10159883; international callers may dial 1-412-317-0088.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the Granite website, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, guidance, Committed and Awarded Projects (“CAP”) and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, guidance, CAP and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	September 30, 2021	December 31, 2020	September 30, 2020

ASSETS
Current assets
Cash and cash equivalents	$464,049	$436,136	$388,024
Receivables, net	684,822	540,812	661,948
Contract assets	204,046	164,939	159,939
Inventories	77,412	82,362	102,111
Equity in construction joint ventures	195,354	188,798	184,980
Other current assets	39,749	42,199	48,300
Total current assets	1,665,432	1,455,246	1,545,302
Property and equipment, net	510,658	527,016	536,256
Long-term marketable securities	10,600	5,200	5,700
Investments in affiliates	72,415	75,287	76,464
Goodwill	116,788	116,777	116,691
Right of use assets	58,226	62,256	68,276
Deferred income taxes, net	41,228	41,839	39,439
Other noncurrent assets	86,409	96,375	100,145
Total assets	$2,561,756	$2,379,996	$2,488,273

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,718	$8,278	$8,253
Accounts payable	397,152	359,160	385,259
Contract liabilities	195,267	171,321	189,430
Accrued expenses and other current liabilities	499,214	404,497	391,651
Total current liabilities	1,100,351	943,256	974,593
Long-term debt	331,192	330,522	405,644
Long-term lease liabilities	39,908	46,769	51,879
Deferred income taxes, net	3,168	3,155	3,417
Other long-term liabilities	64,783	64,684	63,741
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 45,826,409 shares as of September 30, 2021, 45,668,541 shares as of December 31, 2020 and 45,655,682 shares as of September 30, 2020	458	457	457
Additional paid-in capital	558,121	555,407	554,303
Accumulated other comprehensive loss	(3,468)	(5,035)	(6,000)
Retained earnings	430,074	424,835	422,846
Total Granite Construction Incorporated shareholders’ equity	985,185	975,664	971,606
Non-controlling interests	37,169	15,946	17,393
Total equity	1,022,354	991,610	988,999
Total liabilities and equity	$2,561,756	$2,379,996	$2,488,273

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Transportation	$568,186	$623,999	$1,444,450	$1,510,001
Water	121,968	106,599	335,153	317,980
Specialty	234,300	205,134	590,245	513,087
Materials	137,675	129,457	326,366	275,819
Total revenue	1,062,129	1,065,189	2,696,214	2,616,887
Cost of revenue
Transportation	509,683	569,677	1,290,564	1,399,113
Water	112,092	94,042	306,148	283,497
Specialty	203,442	171,842	517,693	465,234
Materials	116,977	103,631	281,610	230,904
Total cost of revenue	942,194	939,192	2,396,015	2,378,748
Gross profit	119,935	125,997	300,199	238,139
Selling, general and administrative expenses	77,603	72,889	227,400	224,128
Non-cash impairment charges	—	132,277	—	156,690
Other costs	3,759	9,689	85,547	28,513
Gain on sales of property and equipment, net	(5,159)	(3,057)	(39,349)	(4,870)
Operating income (loss)	43,732	(85,801)	26,601	(166,322)
Other (income) expense
Interest income	(293)	(755)	(737)	(2,813)
Interest expense	5,131	6,359	16,019	17,902
Equity in income of affiliates, net	(2,539)	(2,353)	(10,578)	(4,415)
Other expense (income), net	106	(1,967)	(3,018)	92
Total other expense, net	2,405	1,284	1,686	10,766
Income (loss) before provision for (benefit from) income taxes	41,327	(87,085)	24,915	(177,088)
Provision for (benefit from) income taxes	8,904	11,272	2,068	(5,220)
Net income (loss)	32,423	(98,357)	22,847	(171,868)
Amount attributable to non-controlling interests	2,620	7,195	462	18,741
Net income (loss) attributable to Granite Construction Incorporated	$35,043	$(91,162)	$23,309	$(153,127)

Net income (loss) per share attributable to common shareholders
Basic	$0.76	$(2.00)	$0.51	$(3.36)
Diluted	$0.73	$(2.00)	$0.49	$(3.36)
Weighted average shares of common stock
Basic	45,821	45,654	45,773	45,598
Diluted	47,906	45,654	47,522	45,598
Dividends per common share	$0.13	$0.13	$0.39	$0.39

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Nine Months Ended September 30,	2021	2020
Operating activities
Net income (loss)	$22,847	$(171,868)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	81,008	84,713
Amortization related to the 2.75% Convertible Notes	7,038	6,458
Gain on sales of property and equipment, net	(39,349)	(4,870)
Stock-based compensation	5,181	5,203
Equity in net (income) loss from unconsolidated joint ventures	(8,027)	38,529
Net income from affiliates	(10,578)	(4,415)
Non-cash impairment charges	—	156,690
Other non-cash adjustments	664	3,067
Changes in assets and liabilities	1,138	25,159
Net cash provided by operating activities	59,922	138,666
Investing activities
Purchases of marketable securities	(5,000)	(9,996)
Maturities of marketable securities	—	10,000
Proceeds from called marketable securities	—	24,996
Purchases of property and equipment	(72,964)	(74,901)
Proceeds from sales of property and equipment	58,002	12,283
Other investing activities, net	2,581	(4,283)
Net cash used in investing activities	(17,381)	(41,901)
Financing activities
Proceeds from debt	—	50,000
Debt principal repayments	(6,795)	(6,321)
Cash dividends paid	(17,846)	(17,777)
Repurchases of common stock	(2,603)	(753)
Contributions from non-controlling partners	15,701	9,250
Distributions to non-controlling partners	(3,022)	(10,060)
Other financing activities, net	(63)	324
Net cash (used in) provided by financing activities	(14,628)	24,663
Net increase in cash, cash equivalents and restricted cash	27,913	121,428
Cash, cash equivalents and $1,512 and $5,835 in restricted cash at beginning of period	437,648	268,108
Cash, cash equivalents and $1,512 in restricted cash at end of each period	$465,561	$389,536

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin non-GAAP measures to indicate the impact of:

•	Other costs which includes the settlement charge, legal and accounting investigation fees, integration expenses related to the acquisition of Layne and restructuring charges related to our Heavy Civil Operating Group;
•	Non-cash impairments related to goodwill and investments in affiliates in 2020; and
•	Gain on sale of a property.

We provide adjusted income before provision for (benefit from) income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock, and adjusted diluted net income per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:

•	Other costs which includes the settlement charge, legal and accounting investigation fees, integration expenses related to the acquisition of the Layne and restructuring charges related to our Heavy Civil Operating Group;
•	Non-cash impairments related to goodwill and investments in affiliates in 2020;
•	Gain on sale of a property;
•	Transaction costs which includes acquired intangible amortization expenses and acquisition related depreciation related to the acquisition of Layne and LiquiForce;
•	Amortization of debt discount related to our 2.75% Convertible Notes; and
•	The impact of the purchased equity derivative instrument which offsets any potential- dilution from the 2.75% Convertible Notes above the $31.47 conversion price up to a share price of $53.44.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with U.S. GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies. The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to Granite Construction Incorporated	$35,043	$(91,162)	$23,309	$(153,127)
Depreciation, depletion and amortization expense(2)	28,155	27,444	81,008	84,713
Provision for (benefit from) income taxes	8,904	11,272	2,068	(5,220)
Interest expense, net of interest income	4,838	5,604	15,282	15,089
EBITDA(1)	$76,940	$(46,842)	$121,667	$(58,545)
EBITDA margin(1)(3)	7.2%	(4.4)%	4.5%	-2.2%

Other costs	$3,759	$9,689	$85,547	$28,513
Non-cash impairment charges	—	132,277	—	156,690
Gain on sale of property	—	—	(29,688)	—
Adjusted EBITDA(1)	$80,699	$95,124	$177,526	$126,658
Adjusted EBITDA margin(1)(3)	7.6%	8.9%	6.6%	4.8%

(1) We define EBITDA as U.S. GAAP net income (loss) attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of other costs, non-cash impairment charges, and a gain on sale of property.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations of Granite Construction Incorporated.

(3) Represents EBITDA and Adjusted EBITDA divided by consolidated revenue of $1.1 billion for both the three months ended September 30, 2021 and 2020, respectively, and $2.7 billion and $2.6 billion for the nine months ended September 30, 2021 and 2020, respectively.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net Income Reconciliation

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income (loss) before provision for (benefit from) income taxes	$41,327	$(87,085)	$24,915	$(177,088)
Other costs	3,759	9,689	85,547	28,513
Non-cash impairment charges	—	132,277	—	156,690
Transaction costs	5,435	5,730	16,201	17,518
Amortization of debt discount	1,772	1,661	5,240	4,910
Gain on sale of property	—	—	(29,688)	—
Adjusted income before provision for (benefit from) income taxes	$52,293	$62,272	$102,215	$30,543

Provision for (benefit from) income taxes	$8,904	$11,272	$2,068	$(5,220)
Tax effect of adjusting items (1)	2,851	4,441	20,098	13,245
Adjusted provision for income taxes	$11,755	$15,713	$22,166	$8,025

Net income (loss) attributable to Granite Construction Incorporated	$35,043	$(91,162)	$23,309	$(153,127)
After-tax adjusting items	8,115	144,916	57,202	194,386
Adjusted net income attributable to Granite Construction Incorporated	$43,158	$53,754	$80,511	$41,259

Diluted weighted average shares of common stock	47,906	45,654	47,522	45,598
Less: 2.75% Convertible Notes dilutive effect (2)	(1,522)	—	(1,226)	—
Adjusted diluted weighted average shares of common stock	46,384	45,654	46,296	45,598

Diluted net income (loss) per share attributable to common shareholders	$0.73	$(2.00)	$0.49	$(3.36)
After-tax adjusting items per share attributable to common shareholders	0.20	3.16	1.25	4.25
Adjusted diluted net income per share attributable to common shareholders	$0.93	$1.16	$1.74	$0.89

(1) The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate.

(2) When calculating diluted net income (loss) per share attributable to common shareholders, U.S. GAAP requires that we include potential share dilution from the 2.75% Convertible Notes when our average share price during the period is above the conversion price of $31.47. During the three and nine months ended September 30, 2021, our average share price was above the conversion price resulting in accounting dilution under U.S. GAAP of 1.5 million and 1.2 million shares, respectively. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect from the 2.75% Convertible Notes is removed to reflect the impact of the purchased equity derivative instrument which offsets any potential share dilution from the 2.75% Convertible Notes above the $31.47 conversion price up to a share price of $53.44. The number of shares used in calculating diluted net loss per share for the three and nine months ended September 30, 2020 excluded the potential dilution from the 2.75% Convertible Notes converting into shares of common stock as the average price of our common stock was below $31.47 per share for those periods. The average share price did not exceed $53.44 in any period.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated